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                                                                   EXHIBIT 11.01


                            CARDIOGENESIS CORPORATION
                      COMPUTATION OF NET LOSS PER SHARE(1)
                      (in thousands, except per share data)
                                   (unaudited)



                                           THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                           --------------------------    ------------------------
                                               1997         1996           1997           1996
                                           --------------------------    ------------------------
Weighted average common shares outstanding
  for the period                               12,003       3,598          11,992         1,873
Common equivalent shares pursuant to Staff
  Accounting Bulletin No. 83                        -       4,229               -         4,229
                                             --------    --------        --------      --------
Shares used in per share calculation           12,003       7,827          11,992         6,102
                                             ========    ========        ========      ========
Net loss                                     $ (3,712)   $ (1,883)       $ (7,307)     $ (3,761)
                                             ========    ========        ========      ========
Net loss per share                           $  (0.31)   $  (0.24)       $  (0.61)     $  (0.62)
                                             ========    ========        ========      ========



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(1)     There is no difference between primary and fully diluted net loss per share for all periods presented.